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Exhibit 99.3

OFFER BY VALUECLICK, INC.
TO
EXCHANGE 0.7928 OF A SHARE OF COMMON STOCK
(INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
OF
VALUECLICK, INC.
FOR
EACH OUTSTANDING SHARE OF COMMON STOCK
OF
FASTCLICK, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, SEPTEMBER 22, 2005, UNLESS THE OFFER IS EXTENDED. SHARES TENDERED PURSUANT TO THIS OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

        August 24, 2005

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        ValueClick, Inc., a Delaware corporation ("ValueClick"), offers to exchange each outstanding share of common stock, $0.001 par value per share (the "Shares"), of Fastclick, Inc., a Delaware corporation ("Fastclick"), for 0.7928 of a share of common stock, $0.001 par value per share, of ValueClick, including the associated preferred share purchase rights ("ValueClick Shares"), upon the terms and subject to the conditions set forth in the Prospectus, dated August 24, 2005 (the "Prospectus"), and in the related Letter of Transmittal (which collectively, as amended or supplemented from time to time, constitute the "Offer"). The Offer is being made in connection with the Agreement and Plan of Merger and Reorganization, dated as of August 10, 2005 (the "Merger Agreement"), among ValueClick, Fastclick and FC Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of ValueClick.

        Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

        The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer at least sixty-six and seven-tenths percent (66.7%) of the fully diluted Shares, calculated as described in the Prospectus. The Offer is also subject to other terms and conditions described in the Prospectus, the related Letter of Transmittal and the Merger Agreement, all of which should be reviewed in detail.

        Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

  1.
  The Prospectus.

  2.
  The Letter of Transmittal for your use to tender Shares and for the information of your clients. Manually signed copies of the Letter of Transmittal may be used to tender Shares.

  3.
  A printed form of letter, which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

  4.
  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

  5.
  A copy of Fastclick's Solicitation/Recommendation Statement on Schedule 14D-9.

  6.
  A return envelope addressed to Mellon Investor Services LLC (the "Exchange Agent and Depository").

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, SEPTEMBER 22, 2005, UNLESS THE OFFER IS EXTENDED.

        In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an "agent's message" (as defined in the Prospectus) in connection with a book-entry delivery of Shares, and any other required documents should be sent to the Exchange Agent and Depository and either Share Certificates representing the tendered Shares should be delivered to the Exchange Agent and Depository, or Shares should be tendered by book-entry transfer into the Exchange Agent and Depository's account maintained at the Book Entry Transfer Facility (as described in the Letter of Transmittal), all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus. TENDERS BY NOTICE OF GUARANTEED DELIVERY WILL NOT BE ACCEPTED.

        Neither ValueClick nor any officer, director, stockholder, agent or other representative of ValueClick will pay any commissions or fees to any broker, dealer or other person (other than the Information Agent and the Exchange Agent and Depository as described in the Prospectus) for soliciting tenders of Shares pursuant to the Offer. ValueClick will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

        Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone numbers set forth below.

D.F. King & Co., Inc.

You may obtain information regarding the Offer
from the Information Agent as follows:

48 Wall Street, 22nd Floor
New York, NY 10005
E-mail: info@dfking.com
Banks and Brokerage Firms, Please Call (212) 269-5550
All Others Call Toll-free: (800) 488-8075

Very truly yours,

VALUECLICK, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF VALUECLICK, FASTCLICK, OR THE EXCHANGE AGENT AND DEPOSITORY, INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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OFFER BY VALUECLICK, INC. TO EXCHANGE 0.7928 OF A SHARE OF COMMON STOCK (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS) OF VALUECLICK, INC. FOR EACH OUTSTANDING SHARE OF COMMON STOCK OF FASTCLICK, INC.